                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                             CONTACT:  Jim Bauer
                                                            Investor Relations
                                                            (678) 473-2647
                                                            jim.bauer@arrisi.com

                          ARRIS ANNOUNCES THIRD QUARTER
                                  2004 RESULTS

SUWANEE, GA. (OCTOBER 28, 2004) ARRIS (NASDAQ:ARRS), a global telecommunications technology leader, today announced financial results for the third quarter 2004.

FINANCIAL HIGHLIGHTS:

         - Revenues for the third quarter of 2004 were $128.4 million, up $15.3 million, or 14%, as compared to $113.1 million in the third quarter 2003 and up $7.9 million, or 7% as compared to $120.5 million in the second quarter 2004.

         -        Net income (loss) per share for the third quarter was $(0.04).
                  Excluding the items detailed below (a non-GAAP measure), net income (loss) per share for the third quarter was $0.03.

         - Gross margins were 27.8% as compared to 28.2% in the third quarter 2003, and 33.5% in the second quarter 2004, as expected.

FINANCIAL DETAILS:

Revenues for the third quarter 2004 were $128.4 million with net income (loss) per share of $(0.04). The results for the quarter were within the range of guidance which the Company provided on July 21, 2004. Through the first nine months of 2004, revenues were $360.6 million, as compared to $306.2 million in the same period in 2003, up 18% year over year.

On a U.S. GAAP basis, net income (loss) was $(3.7) million or $(0.04) per share in the third quarter as compared to the second quarter 2004 net income (loss) of $(5.4) million, or $(0.06) per share and the third quarter 2003 net income
(loss) of $(14.6) million or $(0.19) per share. Included in the third quarter net income (loss) per share was amortization of intangibles of $(0.07). Excluding the amortization of intangibles, the net income (loss) in the third quarter was $0.03 per share. On a U.S. GAAP basis, net income (loss) through the first nine months of 2004 was $(27.8) million or $(0.33) per share, as compared to $(38.9) million or $(0.50) per share in the same period in 2003.

Broadband revenue was $71.5 million in the third quarter as compared to the second quarter level of $78.8 million and the third quarter 2003 level of $75.0 million. Supplies product revenue was $56.9 million in the third quarter, as compared to the second quarter level of $41.7 million and the third quarter 2003 level of $38.1 million. International sales were $29.5 million in the third quarter, as compared to $27.1 million in the second quarter and $17.5 million in the third quarter 2003. Backlog at the end of the third quarter 2004 was $64.7 million as compared to $82.9 million at the end of the second quarter 2004. Bookings in the third quarter 2004 were $110.2 million as compared to $133.6 million in the second quarter 2004. The book-to-bill ratio in the third quarter was approximately 0.86, compared to 1.11 in the second quarter 2004.

Gross margins in the third quarter 2004 were 27.8% as compared to 33.5% in the second quarter 2004, and 28.2% in the third quarter 2003. As previously announced, the Company anticipated a decline in gross margins as the result of a change in product mix and costs associated with new product introduction of its new high density, DOCSIS 2.0 CMTS products. Gross margins of broadband products were 41.5% in the third quarter as compared to 43.2% in the second quarter 2004. Gross margins of supplies products were 10.6% in the third quarter as compared to 15.1% in the second quarter 2004.

Operating expenses were $38.8 million in the third quarter, which included $6.2 million in amortization of intangibles. This compares to $44.9 million for the second quarter 2004, which included restructuring and other charges of $0.8 million and amortization of intangibles of $8.9 million. Excluding these items, operating expenses were $32.6 million in the third quarter and $35.2 million in the second quarter 2004. Research and development expenses included in operating expenses were $14.8 million the third quarter 2004 and compare to $16.3 million in the second quarter 2004 and $16.2 million in the third quarter 2003.

The Company ended the third quarter with $95.9 million of cash on hand, down from the second quarter 2004 level of $100.3 million. Approximately $1.5 million of cash was used by operating activities in the third quarter, predominately the result of increased inventory levels. Inventory and turns for the third quarter were $88.3 million and 4.6, respectively, as compared to $74.5 million and 4.3, respectively, for the second quarter 2004. Accounts receivable ended the third quarter at $64.5 million with DSOs of 46, and compare to $63.4 million and DSOs of 46 at the end of the second quarter 2004. The Company again ended the quarter with no short-term bank debt.

"ARRIS continues to make considerable progress with the ongoing plan for growth that I outlined during our Analyst Day in August," said Bob Stanzione, ARRIS Chairman & CEO. "Accelerating deployments of VoIP by our customers are reflected in the remarkable growth of the sales of our Touchstone(R) E-MTA customer premise units and by the addition of new CMTS customers. We see these trends continuing into 2005 and beyond as competition between MSOs, satellite operators and the regional Bell operating companies intensifies. It was especially gratifying to note that our increase in sales was the result of a much wider customer base, thereby mitigating the anticipated effect of reduced sales during the quarter to Comcast," concluded Stanzione.

The Company also announced today that top ten MSO Insight Communications has recently placed multiple orders for the industry-leading ARRIS Cadant C4 Cable Modem Termination System (CMTS). Insight Communications is already a customer of ARRIS in the 1st generation cable telephony and cable modem categories and these new orders represent a significant expansion of the business relationship between the two companies. Also of note during the quarter was the rapid increase of the sale of Touchstone(R) E-MTAs ramping from 10,000 units in the first quarter to 30,000 units in the second quarter and to 174,000 units in the third quarter of 2004 as cable operators now begin their rollout of VoIP services.

"I am pleased to report that the ARRIS team executed to plan in the quarter, but we recognize that we still have additional work to do to continue improvements in our financial results. In particular, and as anticipated, our gross margins decreased quarter over quarter. At our analyst conference in August we outlined specific actions we are taking to improve margins, and we believe we are making good progress in these areas," said David Potts, ARRIS EVP & CFO. "With respect to the fourth quarter 2004, revenues now appear to be in the range of $120 to $130 million with net income (loss) per share, on a U.S. GAAP basis, in the range of $(0.01) to $(0.05), inclusive of amortization of intangibles of approximately $(0.05) per share," continued Potts.

ARRIS management will conduct a conference call at 8:30 am EDT on Friday, October 29, 2004, to discuss these results in detail. You may participate in this conference call by dialing 877-691-0879 prior to the start of the call and providing the ARRIS Group, Inc. name and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release during the period between the release after market close on October 28, 2004, and the completion of the scheduled conference call on October 29, 2004. A replay of the conference call can be accessed through Tuesday, November 2, 2004 by dialing 877-519-4471 and using the PIN #5245180. A replay also will be made available for a period of 12 months following the conference call on ARRIS' website at www.arrisi.com.

ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS complete solutions enhance the reliability and value of converged services from the network to the subscriber.

Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS' products and services is found at www.arrisi.com.

Forward-looking statements:

Statements made in this press release, including those related to:

         -        fourth quarter 2004 revenues and net income (loss);

         -        the timing and impact of actions to improve margins;

         -        the general market outlook and acceptance of ARRIS products;
                  and

         - the timing of implementation of new services by ARRIS customers are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

         - projected results for the fourth quarter of 2004 as well as the general outlook for 2004 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management's control;

         - because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

         - the market in which ARRIS operates is highly competitive and subject to rapid technological change and many of ARRIS' competitors are much larger and more diverse, thereby enabling them to devote greater financial and technological resources.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development, pricing and market share, the ability of ARRIS to react to changes in its industry and market conditions, including regulatory developments; disputes regarding intellectual property, the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update publicly or otherwise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

                                ARRIS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                     SEPTEMBER 30      JUNE 30        MARCH 31       DECEMBER 31     SEPTEMBER 30
                                                         2004           2004            2004            2003            2003
                                                     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)                     (UNAUDITED)
                                                     ------------    -----------     -----------     -----------     ------------

ASSETS

Current assets:
  Cash and cash equivalents                           $  95,865       $ 100,347       $  97,197       $  84,882       $  59,981
  Restricted cash                                         4,008           5,267           9,520           6,135              --
  Accounts receivable, net                               64,540          63,392          57,862          56,344          61,627
  Other receivables                                       2,822           1,817           1,324           1,280           1,410
  Inventories, net                                       88,282          74,533          73,399          78,562          95,009
  Other current assets                                   16,168          13,172          10,351           7,900          10,584
                                                      ---------       ---------       ---------       ---------       ---------
     Total current assets                               271,685         258,528         249,653         235,103         228,611

Property, plant and equipment, net                       23,524          23,067          23,148          25,376          27,177
Goodwill                                                150,569         150,569         150,569         150,569         150,569
Intangibles                                               6,307          12,513          21,440          30,362          41,144
Investments                                               4,296           4,307           4,656           5,504           5,296
Other assets                                              2,598           3,368           2,973           4,945           8,895
                                                      ---------       ---------       ---------       ---------       ---------
                                                      $ 458,979       $ 452,352       $ 452,439       $ 451,859       $ 461,692
                                                      =========       =========       =========       =========       =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                    $  39,156       $  33,452       $  32,492       $  24,389       $  25,694
  Accrued compensation, benefits and related taxes       12,137           9,202           5,273           4,267           4,310
  Current portion of long-term debt                           2               2             902           1,073           1,060
  Current portion of capital lease obligations               --              --               6              14              22
  Other accrued liabilities                              37,123          33,318          34,378          34,683          36,533
                                                      ---------       ---------       ---------       ---------       ---------
     Total current liabilities                           88,418          75,974          73,051          64,426          67,619
Long-term debt, net of current portion                   75,000          75,000          75,000         125,092         125,365
Other long-term liabilities                              12,256          14,445          13,404          12,960          12,637
                                                      ---------       ---------       ---------       ---------       ---------
                                                        175,674         165,419         161,455         202,478         205,621

Stockholders' equity:
  Preferred stock                                            --              --              --              --              --
  Common stock                                              888             887             887             773             774
  Capital in excess of par value                        644,714         645,390         645,676         586,008         586,107
  Unearned compensation                                  (5,396)         (6,168)         (7,598)         (8,104)         (9,362)
  Unrealized holding gain on marketable securities          991           1,012             781             771             132
  Unfunded pension losses                                (1,293)         (1,293)         (1,293)         (1,293)         (1,219)
  Retained earnings                                    (356,431)       (352,726)       (347,298)       (328,642)       (320,245)
  Cumulative translation adjustments                       (168)           (169)           (171)           (132)           (116)
                                                      ---------       ---------       ---------       ---------       ---------
     Total stockholders' equity                         283,305         286,933         290,984         249,381         256,071
                                                      ---------       ---------       ---------       ---------       ---------
                                                      $ 458,979       $ 452,352       $ 452,439       $ 451,859       $ 461,692
                                                      =========       =========       =========       =========       =========

                              ARRIS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE DATA)
                                 (UNAUDITED)


                                                                     THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                    SEPTEMBER 30,
                                                                  --------------------------        --------------------------
                                                                    2004             2003              2004             2003
                                                                  ---------        ---------        ---------        ---------

Net sales                                                         $ 128,409        $ 113,111        $ 360,574        $ 306,164
Cost of sales                                                        92,663           81,269          248,182          222,393
                                                                  ---------        ---------        ---------        ---------
  Gross profit                                                       35,746           31,842          112,392           83,771
  Gross profit %                                                       27.8%            28.2%            31.2%            27.4%
Operating expenses:
  Selling, general, and administrative expenses                      17,122           18,671           53,161           60,660
  Provision for doubtful accounts                                       621              142              917            7,860
  Research and development expenses                                  14,839           16,245           47,339           47,459
  Restructuring and impairment charges                                   56               --            7,107              336
  Amortization of intangibles                                         6,206            8,812           24,055           26,284
                                                                  ---------        ---------        ---------        ---------
                                                                     38,844           43,870          132,579          142,599
                                                                  ---------        ---------        ---------        ---------
Operating income (loss)                                              (3,098)         (12,028)         (20,187)         (58,828)
Other expense (income):
  Interest expense                                                    1,022            2,881            3,667            7,535
  Membership interest                                                    --               --               --            2,418
  Loss (gain) on debt retirement                                         --               --            4,406          (28,506)
  Loss (gain) on investments and notes receivable                       150              (19)           1,589              995
  Loss (gain) on foreign currency                                      (235)            (234)             (96)          (2,202)
  Other (income) expense, net                                          (325)             (63)            (834)            (152)
                                                                  ---------        ---------        ---------        ---------
Income (loss) from continuing operations before income taxes         (3,710)         (14,593)         (28,919)         (38,916)
Income tax expense (benefit)                                             38               --               84               --
                                                                  ---------        ---------        ---------        ---------
Net income (loss) from continuing operations                         (3,748)         (14,593)         (29,003)         (38,916)
Income from discontinued operations                                      42               --            1,213               --
                                                                  ---------        ---------        ---------        ---------
  Net income (loss)                                               $  (3,706)       $ (14,593)       $ (27,790)       $ (38,916)
                                                                  =========        =========        =========        =========

Net income (loss) per common share - basic & diluted:
  Income (loss) from continuing operations                        $   (0.04)       $   (0.19)       $   (0.34)       $   (0.50)
  Income (loss) from discontinued operations                           0.00               --             0.01               --
                                                                  ---------        ---------        ---------        ---------
  Net income (loss)                                               $   (0.04)       $   (0.19)       $   (0.33)       $   (0.50)
                                                                  =========        =========        =========        =========

Weighted average common shares:
Basic and diluted                                                    87,347           75,039           84,440           77,339
                                                                  =========        =========        =========        =========

                                ARRIS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                                          FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                           ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                                         ------------------------       ------------------------
                                                                            2004           2003           2004            2003
                                                                         ---------       --------       --------       ---------

OPERATING ACTIVITIES:
       Net income (loss)                                                 $  (3,706)      $(14,593)      $(27,790)      $ (38,916)
       Adjustments to reconcile net income (loss) to net
          cash provided by (used in) operating activities:
          Depreciation                                                       2,486          3,547          7,812          13,217
          Amortization of intangibles                                        6,206          8,812         24,055          26,284
          Amortization of unearned compensation                                620          1,001          2,244           2,254
          Amortization of deferred finance fees                                153          1,217            537           3,371
          Provision for doubtful accounts                                      621            142            917           7,860
          Loss on disposal of fixed assets                                       2              6             97              11
          Loss (gain) on investments and notes receivable                      150            (19)         1,589             995
          Cash proceeds from sale of trading securities                         --             96             --             226
          Loss (gain) on debt retirement                                        --             --          4,406         (28,506)
          Loss on sale of ESP product line                                      --          1,373             --           1,373
       Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
          Accounts receivable                                               (1,769)        (7,802)        (9,113)         10,278
          Other receivables                                                 (1,005)          (121)        (1,542)          1,744
          Inventory                                                        (13,749)        11,209         (9,720)          9,763
          Accounts payable and accrued liabilities                           9,747         (7,014)        25,042         (23,850)
          Accrued membership interest                                           --             --             --           2,418
          Other, net                                                        (1,278)        (1,009)        (6,166)           (589)
                                                                         ---------       --------       --------       ---------
              NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           (1,522)        (3,155)        12,368         (12,067)

INVESTING ACTIVITIES:
       Purchases of property, plant, and equipment                          (2,944)        (1,595)        (7,183)         (4,213)
       Cash paid for disposal of product line                                   --           (231)            --            (231)
       Cash proceeds from sale of Actives product line                          --             --             --           1,800
       Cash paid for acquisition, net of cash acquired                          --         (2,284)           (50)         (2,842)
       Other                                                                    --             26             --              26
                                                                         ---------       --------       --------       ---------
              NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           (2,944)        (4,084)        (7,233)         (5,460)

FINANCING ACTIVITIES:
       Proceeds from issuance of debt                                           --          1,597             --         126,597
       Redemption of preferred membership interest                              --             --             --         (88,430)
       Payments on capital lease obligations                                    --         (1,288)           (14)         (2,122)
       Payments on debt obligations                                             --           (356)        (1,163)        (24,325)
       Deferred finance costs paid                                              --           (519)            --          (5,797)
       Repurchase and retirement of common stock                                --             --             --         (28,000)
       Proceeds from issuance of common stock and other                        (16)           569          7,025           1,176
                                                                         ---------       --------       --------       ---------
              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              (16)             3          5,848         (20,901)

              NET INCREASE IN CASH AND CASH EQUIVALENTS                     (4,482)        (7,236)        10,983         (38,428)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                           100,347         67,217         84,882          98,409
                                                                         ---------       --------       --------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $  95,865       $ 59,981       $ 95,865       $  59,981
                                                                         =========       ========       ========       =========

                                ARRIS GROUP, INC.
                      SUPPLEMENTAL EARNINGS RECONCILIATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                              Q3 2004             Q2 2004             Q1 2004
                                                                         -----------------   -----------------   ------------------
                                                                                     PER                 PER                  PER
                                                                                   DILUTED             DILUTED              DILUTED
                                                                         AMOUNT     SHARE    AMOUNT     SHARE     AMOUNT     SHARE
                                                                         -------   -------   -------   -------   --------   -------

Net income (loss)                                                        $(3,706)   $(0.04)   $(5,428)  $(0.06)  $(18,656)   $(0.24)

Highlighted items:
  Impacting gross margin:
    Severance related to workforce reduction (including adjustments)          --        --         (5)      --          58       --
    Partial recovery of losses with respect to customer in Argentina          --        --         --       --        (585)   (0.01)

  Impacting operating expenses:
    Restructuring charges (including adjustments to existing accruals)        56        --        876     0.01       6,175     0.08
    Loss (gain) on sale of product line - adjustment to prior disposal         5        --        (46)      --          --       --
    Severance related to workforce reduction (including adjustments)          --        --        (51)      --         495     0.01
    Amortization of intangibles                                            6,206      0.07      8,927     0.10       8,922     0.11

  Impacting other expense (income):
    Loss on debt retirement                                                   --        --         --       --       4,406     0.06
    Loss on investments and notes receivable                                 150        --        580     0.01         859     0.01

  Impacting discontinued operations:
    Restructuring charges (including adjustments to existing accruals)       (42)       --       (832)   (0.01)         --       --
    Partial recovery of losses with respect to customer in Argentina          --        --         --       --        (339)      --
                                                                         -------     -----    -------    -----    --------    -----
Total highlighted items                                                    6,375      0.07      9,449     0.11      19,991     0.25
                                                                         -------     -----    -------    -----    --------    -----
Net income (loss) excluding highlighted items                            $ 2,669     $0.03    $ 4,021    $0.05    $  1,335    $0.02
                                                                         =======     =====    =======    =====    ========    =====

Weighted average common shares - diluted                                            87,347              87,113               78,829
                                                                                    ======              ======               ======


ARRIS believes that presenting net income (loss) and earnings per share amounts adjusted for the events described above provides meaningful information which will allow investors to more easily compare ARRIS' financial performance period to period. With respect to the loss on debt retirement, the call for redemption of the Convertible Notes resulted in a non-cash charge due to an interest "make-whole" payment indenture provision attendant to the occurrence of the call prior to the expiration of three years from the issuance of the Convertible Notes. With respect to amortization, the vast majority of the intangibles being amortized relate to four acquisitions for which amortization will be substantially complete by the end of 2004. Given the magnitude of the amortization and the fact that it will end shortly, identifying it separately provides investors the ability to appropriately factor in their analysis the amount of amortization that will not recur next year. While some of the other events will or may recur, and there may be similar events that occur as well or instead, these other events tend not to occur on a predictable basis or in predictable amounts. In assessing operating performance and preparing budgets and forecasts, ARRIS' management considers performance after making these adjustments because of their nature and believes that it is helpful to investors to provide them with the same information in order to provide greater transparency and insight into management's analysis. Therefore, ARRIS has provided this information and expects to continue to provide similar information in the future with full schedules reconciling the differences between GAAP and non-GAAP financial measures. As used herein, "GAAP" refers to U.S. generally accepted accounting principles.